As filed with the Securities and Exchange Commission on July 2, 2025

Registration Statement No. 333-141793

Registration Statement No. 333-148862

Registration Statement No. 333-148863

Registration Statement No. 333-149551

Registration Statement No. 333-212131

Registration Statement No. 333-237259

Registration Statement No. 333-265567

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-141793

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-148862

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-148863

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-149551

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-212131

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237259

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-265567

UNDER

THE SECURITIES ACT OF 1933

ENSTAR GROUP LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

A.S. Cooper Building, 4th Floor, 26 Reid Street

Hamilton HM 11, Bermuda

(Address of Principal Executive Offices)

Enstar Group Limited 2006 Equity Incentive Plan
(formerly the Castlewood Holdings Limited 2006 Equity Incentive Plan)

The Enstar Group, Inc. 1997 Omnibus Incentive Plan
The Enstar Group, Inc. 2001 Outside Directors Stock Option Plan

Enstar Group Limited Deferred Compensation and Ordinary Share Plan for Non-Employee Directors

Enstar Group Limited Employee Share Purchase Plan

Enstar Group Limited 2016 Equity Incentive Plan

Enstar Group Limited Amended and Restated 2016 Equity Incentive Plan

(Full title of the plans)

Enstar (US) Inc.

55 West 46th Street, Suite 2805

New York, NY 10036

(212) 790-9700

(Name, address and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Katherine M. Krause Xiaohui (Hui) Lin Louis H. Argentieri Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Enstar Group Limited A.S. Cooper Building, 4th Floor, 26 Reid Street Hamilton HM 11, Bermuda (441) 292-3645

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Enstar Global Limited, an exempted company limited by shares existing under the laws of Bermuda (the “Company”, “Enstar”, or the “Registrant”), is filing with the Securities and Exchange Commission (the “Commission”) these post-effective amendments (these “Post-Effective Amendments”) to deregister any and all securities previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”) that remain unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions taken in the interim):

•	Registration Statement No. 333-141793 filed with the Commission on April 2, 2007, registering 1,200,000 ordinary shares issuable pursuant to the Enstar Group Limited 2006 Equity Incentive Plan;
•	Registration Statement No. 333-148862 filed with the Commission on January 25, 2008, registering 460,949 ordinary shares issuable pursuant to The Enstar Group, Inc. 1997 Omnibus Incentive Plan and 29,422 ordinary shares issuable pursuant to The Enstar Group, Inc. 2001 Outside Director’s Stock Option Plan;
•	Registration Statement No. 333-148863 filed with the Commission on January 25, 2008, registering 97,862 ordinary shares issuable pursuant to the Enstar Group Limited Deferred Compensation Plan for Non-Employee Directors;
•	Registration Statement No. 333-149551 filed with the Commission on March 5, 2008, registering 200,000 ordinary shares issuable pursuant to the Enstar Group Limited Employee Share Purchase Plan;
•	Registration Statement No. 333-212131 filed with the Commission on June 20, 2016, registering 689,654 ordinary shares issuable pursuant to the Enstar Group Limited 2016 Equity Incentive Plan;
•	Registration Statement No. 333-237259 filed with the Commission on March 18, 2020, registering 84,370 ordinary shares issuable pursuant to the Enstar Group Limited Amended and Restated 2016 Equity Incentive Plan;
•	Registration Statement No. 333-265567 filed with the Commission on June 14, 2022, registering 400,000 ordinary shares issuable pursuant to the Enstar Group Limited Amended and Restated 2016 Equity Incentive Plan.

On July 2, 2025, pursuant to the Agreement and Plan of Merger dated as of July 29, 2024, by and among Enstar, Elk Bidco Limited, an exempted company limited by shares existing under the laws of Bermuda (“Parent”), Elk Merger Sub Limited, an exempted company limited by shares existing under the laws of Bermuda and a directly wholly owned subsidiary of Parent, Deer Ltd., an exempted company limited by shares existing under the laws of Bermuda and a direct wholly owned subsidiary of the Company, and Deer Merger Sub Ltd., an exempted company limited by shares existing under the laws of Bermuda and a direct wholly owned subsidiary of Deer Ltd., the parties effected a series of mergers (collectively, the “Mergers”), with Enstar surviving the Mergers as a wholly owned subsidiary of Parent. These Post-Effective Amendments are being filed as a result of the Mergers.

The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. These filings are made in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hamilton, Bermuda on July 2, 2025.

ENSTAR GROUP LIMITED

By:	/s/ Audrey B. Taranto
Name:	Audrey B. Taranto
Title:	General Counsel

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.